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                                                   Contact: John F. Schoenfelder
                                                                  (877) 219-1001



       DVI BUSINESS CREDIT CORPORATION CLOSES $75 MILLION CREDIT FACILITY

         WAREHOUSE CREDIT TO SUPPORT MEDICAL RECEIVABLES FINANCING UNIT


JAMISON, PA, March 21, 2003 - - DVI, Inc. (NYSE: DVI), an independent healthcare financier, announced today it closed as of February 28th a $75 million warehouse credit facility for its subsidiary, DVI Business Credit Corporation. This new credit facility was issued by Nomura Credit & Capital, Inc., a subsidiary of Nomura Holding America Inc. This facility expands the funding available to DVI Business Credit Corporation, which is one of the leading medical accounts receivable lenders in the United States.

Michael A. O'Hanlon, president and chief executive officer of DVI, commented, "This financing arrangement for our medical accounts receivables unit adds significant additional funding capacity for our receivables financing business. Through this commitment, Nomura has demonstrated that it is a knowledgeable and committed financing partner."

DVI is an independent specialty finance company for healthcare providers worldwide with $2.7 billion of managed net financed assets. The Company extends loans and leases to finance the purchase of diagnostic and other therapeutic medical equipment directly and through vendor programs. DVI also offers lines of credit for working capital backed by healthcare receivables in the United States. Additional information is available at www.dvi-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Any statements contained in this press release that are not historical facts are forward-looking statements. Such statements are based upon many important factors, many of which may be outside the Company's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, legislative and regulatory changes in general, including such changes affecting the healthcare industry, demand for DVI's services, pricing, market acceptance, fluctuations in interest rates and foreign currency exchange rates, general economic conditions, litigation, competition, capital markets conditions, the ability to complete funding transactions, and other risks identified in the Company's filings with the Securities and Exchange Commission.
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